1 EXECUTIVE EMPLOYMENT AGREEMENT This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) dated as of May 31, 2026 (the “Effective Date”) is entered by and between West Pharmaceutical Services, Inc., a Pennsylvania corporation (the “Company”), and Michel Lagarde (the “Executive”). In consideration of the mutual covenants and benefits set forth below, the Company and the Executive agree as follows: 1. Term. Subject to Section 4, this Agreement shall be effective from the first day of employment, August 31, 2026 (the “Start Date”). The Executive’s employment with the Company will be at-will. This means either the Executive and/or the Company will be free to terminate this employment relationship at any time, with or without Cause, subject to the provisions of Section 4 below. 2. Employment. (a) Title and Responsibilities. The Company offers employment to the Executive and the Executive accepts employment with the Company under the terms and conditions set forth in this Agreement. Beginning on the Start Date, the Executive will serve as the Company’s President and Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”). He will perform such duties and carry out such responsibilities as may be reasonably determined from time to time by the Board, consistent with the duties and responsibilities customarily performed by persons in a similar Chief Executive Officer position, and the Executive agrees to abide by the Company’s rules, regulations, instructions, personnel practices and policies, all of which may be amended or adopted at any time in the Company’s sole discretion. Executive shall be given reasonable notice of any change in, modification of, or addition to his duties or responsibilities and shall have access to all rules, regulations, instructions, personnel practices and policies. In addition, the Executive will be appointed as a member of the Board as of the Start Date, and for so long as the Executive serves as the Company’s Chief Executive Officer, the Company will nominate the Executive for election to the Board at each annual meeting of shareholders. (b) Full Time and Attention. While employed by the Company, the Executive will devote substantially all his business time and attention to the business of the Company and will not, without written permission from the Board, engage in any consulting work or any trade or business for the Executive’s own account, or for or on behalf of any other person, firm or corporation, that competes, conflicts or interferes with the performance of the Executive’s duties and responsibilities to the Company in any way, provided that (i) the Executive may, with the Board’s prior written approval, serve on boards or committees and (ii) the Executive may continue to serve on the board of the entity set forth on Exhibit A, as long as in each such case doing so does not in any way materially interfere with the performance of the Executive’s duties or responsibilities to the Company.

2 (c) Obligations and Representations. The Executive will at all times abide by all covenants, agreements and other obligations he may owe to former employers, including, without limitation, any non-competition, non-solicitation or confidentiality agreements (the “Existing Covenants”). The Executive will not use or otherwise access, without authorization, any information or material that is protected by any Existing Covenant, nor will the Executive need to do so. The Executive represents and warrants that (i) he has provided the Company with copies of all Existing Covenants; and (ii) he has not removed any property or files without authorization from any prior employer and he is not in unauthorized possession of any property or files belonging to any employer. (d) Location of Employment and Relocation. The Executive will be based at the Company’s corporate headquarters in Exton, Pennsylvania. The Executive will have twelve (12) months from the Start Date to complete such relocation. See Section 3(e) below regarding relocation benefits. (e) Business Expenses. The Company will reimburse the Executive for reasonable and necessary travel and accommodation costs, entertainment and other business expenses incurred as a necessary part of discharging the Executive’s duties hereunder, subject to the Company’s standard expense reimbursement policies. 3. Compensation and Benefits. (a) Base Salary. In consideration of the Executive’s services to the Company and the Executive’s covenants under this Agreement, the Company will pay the Executive a base salary at the annual rate of $1,175,000 (“Base Salary”), payable in accordance with the Company’s normal payroll schedule, less all required and authorized deductions and withholdings. The Executive’s Base Salary shall be subject to review by the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”) on an annual basis beginning in February 2027 for potential increase and may be decreased if such reduction is part of an across-the-board salary reduction similarly affecting all or substantially all senior executives of the Company. (b) Annual Incentive Compensation. The Executive will be eligible to earn an annual target bonus equaling one hundred twenty-five percent (125%) of his Base Salary (the “Bonus”), subject to the Company’s Annual Incentive Plan (“AIP”). The 2026 Bonus will be prorated as of the Start Date through year end. The target percentage for the Executive’s annual incentive award will be subject to review by the Compensation Committee on an annual basis beginning in February 2027. The target percentage will not be decreased for 2027. (c) Long Term Incentive Compensation. The Executive will receive annual long-term incentive (“LTI”) awards granted under the Company’s equity compensation plan in such value as determined by the Board and in such mix and on such terms as the Board (or the Compensation Committee) may determine, consistent with the design of LTI awards for the

3 Company’s other executive officers. For 2026, those awards are made 50% as performance share units (“PSUs”), 25% as restricted stock units (“RSUs”) and 25% as stock options. The Executive will be granted 2026 LTI awards in this mix on the first business day of the first week following the Start Date with a total grant value of $10,000,000, prorated over the 36-month period of 1/1/2026 – 12/31/2028 based on the Effective Date to be $8,611,111. The number of underlying shares for the awards will be determined as of the grant date in accordance with standard Company practice and will include vesting terms (including treatment upon termination of employment and change in control) consistent with the standard forms of award agreements used for executive officers for 2026 LTI awards. (d) Inducement Equity Awards. Effective on the first business day of the first week following the Start Date, the Executive will receive one-time inducement equity awards as provided below. Each inducement equity award will be evidenced by a formal award agreement reflecting these terms, which in each case will be the governing document for the award. The forms of award agreements for the matching awards described below are attached to this Agreement as Exhibit B. (i) Sign-on Grant. The Executive will receive a sign-on grant under the Company’s equity compensation plan with a total grant date value of $6,875,000 granted in the same mix and on the same terms as the prorated 2026 LTI awards described in Section 3(c) above. (ii) Matching Grant. The Executive will receive matching inducement grants with the following terms: (A) The total grant date value will be based on the aggregate dollar amount of purchases of Company stock the Executive personally makes between the Effective Date and the Start Date capped at $2,500,000 (the “Purchase Amount”). The Executive will provide the Company with appropriate evidence of such purchases as of the Start Date. (B) The Executive will receive a matching RSU award under the Company’s equity compensation plan based on 50% of the Purchase Amount and a matching stock option award based on 75% of the Purchase Amount. (C) The number of underlying shares for each matching award will be determined as of the grant date in accordance with standard Company practice. (D) Each matching award will fully vest on the fifth anniversary of the grant date, subject to the Executive’s continued employment through that vesting date, provided that the matching awards will vest pro rata (based on the portion of the five-year vesting period completed) (i) if at any time after the grant date the Executive’s employment terminates due to the

4 Executive’s death or Disability or (ii) if on after the third anniversary of the grant date, the Executive’s employment with the Company is either terminated by the Company without Cause or by the Executive for Good Reason, and also subject to the provisions of Section 4(e)(iii) below. Each matching award will be forfeited for any other termination of employment before the fifth anniversary of the grant date. Matching RSUs will be paid as soon as administratively practicable after vesting. The matching stock options will have a 10-year option term and earlier cancellation due to termination of employment consistent with standard terms for executive officers. (e) Relocation Assistance. The Company will reimburse the Executive for those relocation expenses he incurs in connection with performing the terms of the Agreement, including home purchase closing costs, movement and storage of household goods, and temporary living expenses. Reimbursement of relocation expenses is subject to the Company’s Relocation Assistance Policy (the “Relocation Policy”), provided that: (i) the Company will not advance equity funds to the Executive for a deposit on a new home purchase; and (ii) the Company will not otherwise extend any “personal loan” to the Executive, as that term is used under Section 402 of the Sarbanes-Oxley Act of 2002. If the Executive terminates his employment without Good Reason or is terminated by the Company for Cause within two years after the Start Date, the Executive shall be required to repay the Company the gross amount of any relocation expenses paid or reimbursed pursuant to this Section and the Relocation Policy. (f) Indemnification. The Company will indemnify and defend the Executive and hold the Executive harmless to the fullest extent permitted by law against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including advancement of reasonable attorney’s fees), losses, and damages resulting from the Executive’s good faith performance of the Executive’s duties and obligations with the Company (but exclusive of any claims made by the Executive or on the Executive’s own behalf). The Company will also provide the Executive with an Indemnification Agreement in the same form applicable to other executive officers and directors of the Company to be executed by the Executive on or before the Start Date, and the Company will cover the Executive under the Company’s directors’ and officers’ liability insurance both during and, while potential liability exists, after employment in the same amount and to the same extent as the Company covers its other officers and directors. These obligations will survive the termination of the Executive’s employment with the Company. (g) Benefits. The Executive will be eligible to participate in the employee benefit plans generally available to the Company’s executives, including medical, dental, vision, disability, life insurance, and 401k plan, Non-Qualified Deferred Compensation Plan for Designated Executive Officers (the “Deferred Compensation Plan”) and Employee Stock Purchase Plan, subject to the terms of each respective plan, as amended.

5 (h) Paid Time Off. The Executive will be entitled vacation and paid time off in accordance with any Company policies applicable to executive officers. 4. Termination. (a) Termination for Any Reason. Either the Company or the Executive may terminate the Executive’s employment at any time for any reason. Unless otherwise specifically provided in this Agreement, the Executive will not be entitled to any compensation or benefits of any type following the effective date of termination, other than payment of accrued Base Salary, reimbursement of any expenses incurred by the Executive that are eligible for reimbursement pursuant to any Company policy, and any right to continued benefits required by law or benefit payments required under the terms of Company benefit plans subject to the Employee Retirement and Income Security Act of 1974, as amended (collectively, the “Accrued Amounts”). The Executive’s entitlement to any Bonus payment for the year of termination or any prior year shall be determined under the terms of the AIP. (b) Termination by Company for Cause. The Company may terminate the Executive’s employment for Cause (defined below) at any time, effective immediately upon the Company delivering written notice of the termination for Cause to the Executive, in which case the Company will owe the Executive nothing more than the Accrued Amounts. “Cause” shall be defined as: (A) any willful failure by the Executive to perform his duties or responsibilities under this Agreement or to comply with any valid and legal directives of the Board that are not in breach of this Agreement; (B) any act of fraud, embezzlement, theft or misappropriation of the funds of the Company by the Executive, or the Executive’s admission to or conviction of a felony or any crime involving moral turpitude, fraud, embezzlement, theft or misrepresentation; (C) the Executive’s engagement in dishonesty, illegal conduct or misconduct that, in each case, is materially injurious to the Company; (D) the Executive's breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company, including any breach of any covenant contained in Section 5; or (E) a material violation of a rule, policy, regulation or guideline imposed by the Company or a regulatory or self-regulatory body having jurisdiction over the Company. With respect to subsections (A), (D) and (E) of this paragraph, Company shall give the Executive written notice of any alleged breach or violation detailing these subsections and afford the Executive thirty (30) days in which to remedy the condition. (c) Termination upon Death or Disability. The Executive’s employment shall terminate automatically upon his death, the Company may terminate the Executive's employment on account of the Executive’s Disability, and the Company shall in each case owe the Executive the Accrued Amounts plus any earned but unpaid Bonus. “Disability” shall mean the Executive’s entitlement to receive long-term disability benefits under the Company’s long-term disability plan in which the Executive is covered, or in the absence of any such plan, under applicable Social Security regulations, to the extent not inconsistent with applicable law, including but not

6 limited to state and federal anti-discrimination law. Disputes regarding whether a “Disability” exists will be resolved in accordance with the claims procedures applicable under the Company’s long-term disability plan. (d) Termination By Company Without Cause or by the Executive for Good Reason. If the Company terminates the Executive’s employment without Cause, and in the absence of any Disability, or the Executive resigns for Good Reason (defined below), in either case other than during the period set forth in Section 4(e) below, then in addition to the Accrued Amounts, the Executive will receive: (i) continued payments of his then applicable annual rate of Base Salary, less ordinary tax and payroll withholdings and deductions provided in subsection (ii) immediately below, for twelve (12) months, payable according to the Company’s ordinary payroll schedule (the “Severance Compensation”), over the twelve (12) month period following the date of termination of employment, with the first payment to be made on the first regularly scheduled Company payroll date following the date upon which the release agreement, the form of which is attached here to as Exhibit C (“Release Agreement”), has been executed and become non- revocable by the Executive and in no event later than sixty (60) days after the date of termination of employment (with the first payment to include any Severance Compensation that would have been paid between the date of termination and the date the Release Agreement becomes non- revocable). In the event the Executive dies during the period that the Severance Compensation is payable, any unpaid portion of the Severance Compensation will be paid in an immediate lump sum (within sixty (60) days after death) to the Executive’s surviving spouse, or if no surviving spouse, to the Executive’s estate; and (ii) provided the Executive executes the Release Agreement, and provided that the Executive completes the COBRA enrollment process which will be provided to the Executive separately, the medical coverage and dental coverage in which the Executive participates on the termination date will continue for twelve (12) months following termination (the “COBRA Period”) in the same manner and to the same extent as applies to active employees with the same coverage elections. During the COBRA Period, the Company will continue to pay the same portion of the cost of the coverage as it does for active employees with the same coverage elections, and the Executive’s share of the cost of coverage (which will not include the 2% COBRA premium surcharge) will be deducted from the Severance Compensation. The Executive will be permitted or required to change his group health insurance elections during open enrollment and to the extent permitted by the terms of the group health insurance plans and applicable law. Shortly following the termination date, the Executive will be mailed at his home address an official COBRA notification with an application that he must complete to be eligible for continuation of coverage. The Executive’s coverage during the Severance Period will run concurrently with and be in lieu of any coverage required under COBRA. Following the COBRA Period, the Executive and his beneficiaries may continue group health insurance coverage for the remainder of the statutory COBRA term under applicable law. The Executive must pay the full

7 cost of coverage following the COBRA Period. The monthly premium and the insurance carrier may be changed. If that occurs, the Executive will be so notified at his address of record. If the Executive fails to return the required COBRA notice, the medical benefits described in this agreement cannot be provided under applicable federal regulations. (e) Change in Control Termination. If at any time on or within two (2) years after a Change in Control (defined below) occurs, the Executive is terminated without Cause and in the absence of a Disability, or the Executive resigns for Good Reason (defined below) (each, a “Change in Control Involuntary Termination”), then the Company shall not pay any of the benefits provided under subsection (d) immediately above, but rather shall provide the following benefits to the Executive: (i) an amount equal to twice the Executive’s then applicable annual rate of Base Salary, plus twice the average amount of the Bonuses the Executive has received in the preceding three (3) fiscal years (or if Executive has not been employed by the Company for a period such that he would have received a Bonus for three years, then 125% of Executive’s then applicable annual rate of Base Salary shall be used to calculate the average for each missing year), payable in a single, lump sum cash payment on the first regularly scheduled Company payroll date following the date upon which the Release Agreement has been executed and become non-revocable by the Executive and in no event later than sixty (60) days after the date of the Change in Control Involuntary Termination; (ii) an amount equal to the product of (A) thirty-six (36) and (B) the Company portion of the monthly premium cost for the Executive’s Healthcare Coverage, payable in a single, lump sum cash payment on the first regularly scheduled Company payroll date following the date upon which the Release Agreement has been executed and become non-revocable by the Executive and in no event later than sixty (60) days after the date of the Change in Control Involuntary Termination; and (iii) all stock options, other equity-based awards and shares of the Company’s stock granted or awarded to the Executive pursuant to any Company compensation or benefit plan or arrangement (including, for avoidance of doubt, the inducement equity awards set forth in Section 3(d) above), but which are unvested, will vest in full immediately upon the date the Change in Control Involuntary Termination, provided that settlement of vested awards may be delayed to the extent required to comply with Section 409A (defined below). If such unvested awards are dependent upon achievement of performance goals, those goals will be deemed to be satisfied at the target level. The provisions of this Section 4(e)(iii) will supersede the terms of any such grant or award made to the Executive under any such plan or arrangement to the extent there is an inconsistency between the two, except to the extent that the equity plan or arrangement provides more favorable vesting treatment for the Executive. For the purpose of this paragraph, the definition of Company shall include any affiliate of the acquiring entity that may be the grantor of equity awards granted to the Executive.

8 (f) Definitions. For purposes of this Agreement, the following terms shall have the following meanings: (i) “Change in Control” means a change in control of a nature that would be required to be reported in response to Item 5.01 of a Current Report on Form 8-K as in effect on the date of this Agreement pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, (the “Act”), provided, that, without limitation, a Change in Control shall be deemed to have occurred if: (A) Any “Person” (as such term is used in sections 13(d) and 14(d) of the Act), other than (1) the Company, (2) any Person who on the date hereof is a director or officer of the Company, or (3) a trustee or fiduciary holding securities under an employee benefit plan of the Company, is or becomes the “beneficial owner,” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; or (B) During any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or nomination for election, of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least three-fourths of the directors then in office who were directors at the beginning of the period; or (C) The shareholders of the Company approve: (1) a plan of complete liquidation of the Company; or (2) an agreement for the sale or disposition of all or substantially all of the Company’s assets; or (3) a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization (collectively, a “Non-Control Transaction”), that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), at least 50% of the combined voting power of the voting securities of the Company (or the surviving entity, or an entity which as a result of the Non-Control Transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) outstanding immediately after the Non-Control Transaction. No sale to underwriters or private placement of its capital stock by the Company, nor any acquisition initiated by the Company, through merger, purchase of assets or otherwise, effected

9 in whole or in part by issuance or reissuance of shares of its capital stock, shall constitute a Change in Control. (ii) “Good Reason” means the occurrence of any of the following without the Executive’s consent: (1) a material diminution in the Base Salary; (2) a material reduction in Executive’s duties, authority or responsibilities relative to Executive’s duties, authority, and responsibilities in effect immediately prior to such reduction; (3) the relocation of Executive’s principal place of employment in a manner that lengthens by fifty (50) or more miles his one- way commuting distance to his place of employment; and/or (4) a material breach of this Agreement; provided that a termination shall only be for Good Reason if: (1) within forty-five (45) calendar days of the initial existence of Good Reason, Executive provides written notice of Good Reason to the Board; (2) the Company does not remedy said Good Reason within thirty (30) calendar days of its receipt of such notice; and (3) Executive terminates employment within sixty (60) calendar days after the expiration of such 30 day remedy period. (iii) “Healthcare Coverage” means coverage for the Executive and the Executive’s tax-qualified dependents under the Company’s group health plan that provides medical care (including group dental and vision), based on the applicable plans and the Executive’s coverage elections in effect immediately prior to the Executive’s termination of employment with the Company. The Company’s group health plan does not include other benefits offered under a Company welfare plan such as life insurance and disability insurance. (iv) “Payment” means: (1) any amount due or paid to the Executive under this Agreement; (2) any amount that is due or paid to the Executive under any plan, program or arrangement of the Company and any of its subsidiaries, and (3) any amount or benefit that is due or payable to the Executive under this Agreement or under any plan, program or arrangement of the Company and any of its subsidiaries not otherwise covered under clause (1) or (2) hereof which must reasonably be taken into account under Section 280G of the Code (defined below) and its regulations in determining the amount of the “parachute payments” received by the Executive, including, without limitation, any amounts which must be taken into account under the Code and its regulations as a result of (I) the acceleration of the vesting of any option, restricted stock or other equity award granted under any equity plan of the Company or otherwise, (II) the acceleration of the time at which any payment or benefit is receivable by the Executive or (III) any contingent severance or other amounts that are payable to the Executive. (g) Excise Tax Limitation. (i) Limitation. Notwithstanding any other provisions of this Agreement to the contrary, in the event that any Payments received or to be received by the Executive in connection with the Executive’s employment with the Company (or termination thereof) under this Agreement or otherwise would subject the Executive to the excise tax (plus any related interest and penalties) imposed under Section 4999 of the Internal Revenue Code of 1986 (the “Code”), as amended (the “Excise Tax”), and if the net after-tax amount (taking into account all

10 applicable taxes payable by the Executive, including any Excise Tax) that the Executive would receive with respect to such payments or benefits does not exceed the net after-tax amount the Executive would receive if the amount of such payment and benefits were reduced to the maximum amount which could otherwise be payable to the Executive without the imposition of the Excise Tax, then, to the extent necessary to eliminate the imposition of the Excise Tax, (1) such cash Payments shall first be reduced (if necessary, to zero), then (2) all non-cash Payments (other than those relating to equity and incentive plans) shall next be reduced (if necessary, to zero), and finally (3) all other non-cash Payments relating to equity and incentive plans shall be reduced. (ii) Determination of Application of the Limitation. Subject to the provisions of Section 4(g)(iii), all determinations required under this Section 4(g) shall be made by the accounting firm that was the Company’s independent auditors immediately prior to the Change in Control (or, in default thereof, an accounting firm mutually agreed upon by the Company and the Executive) (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Executive and the Company within fifteen days of the Change in Control, the termination of employment, or any other date reasonably requested by the Executive or the Company on which a determination under this Section 4(g) is necessary or advisable. If the Accounting Firm determines that no Excise Tax is payable by the Executive, the Company shall cause the Accounting Firm to provide the Executive with an opinion that the Accounting Firm has substantial authority under the Code or its regulations not to report an Excise Tax on the Executive’s federal income tax return. Any determination by the Accounting Firm shall be binding upon the Executive and the Company. (iii) Procedures. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would result in Payments that would be less on an after-tax basis than had those payments been limited under Section 4(g)(i). Such notice shall be given as soon as practicable after the Executive knows of such claim and shall apprise the Company of the nature of the claim and the date on which the claim is requested to be paid. The Executive agrees not to pay the claim until the expiration of the thirty-day period following the date on which the Executive notifies the Company, or such shorter period ending on the date the taxes with respect to such claim are due (the “Notice Period”). If the Company notifies the Executive in writing prior to the expiration of the Notice Period that it desires to contest the claim, the Executive shall: (1) give the Company any information reasonably requested by the Company relating to the claim; (2) take such action in connection with the claim as the Company may reasonably request, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably acceptable to the Executive; (3) cooperate with the Company in good faith in contesting the claim; and (4) permit the Company to participate in any proceedings relating to the claim. Company shall pay all reasonable fees, costs and expenses incurred by Executive in contesting a claim, including, but not limited to, reasonable attorney’s fees, filing fees, and expert fees. The Executive shall

11 permit the Company to control all proceedings related to the claim and, at its option, permit the Company to pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim. If requested by the Company, the Executive agrees either to pay the tax claimed and sue for a refund or contest the claim in any permissible manner and to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts as the Company shall determine; provided, however, that, if the Company directs the Executive to pay such claim and pursue a refund, the Company shall advance the amount of such payment to the Executive on an after-tax and interest-free basis (the “Advance”). The Company’s control of the contest related to the claim shall be limited to the issues related to the Payments and the Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or other taxing authority. The Advance or other payments and the reimbursement of any related costs, expenses or taxes payable under this paragraph shall be made on or before the end of the Executive’s taxable year following the taxable year in which any additional taxes are payable by the Executive or if no additional taxes are payable the Executive’s taxable year following the taxable year in which the audit or litigation is closed. (iv) Repayments. If, after receipt by the Executive of an Advance, the Executive becomes entitled to a refund with respect to the claim to which such Advance relates, the Executive shall pay the Company the amount of the refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after receipt by the Executive of an Advance, a determination is made that the Executive shall not be entitled to any refund with respect to the claim and the Company does not promptly notify the Executive of its intent to contest the denial of refund, then the amount of the Advance shall not be required to be repaid by the Executive. (h) Limitations on All Termination Benefits. All benefits in this Section 4 except the Accrued Amounts are contingent upon the Executive’s execution of an irrevocable Release Agreement. If the period during which the Executive may consider and revoke the Release Agreement under any provision of this Agreement could extend beyond the tax year that includes the date of termination of the Executive’s employment, the benefits upon which the Release Agreement are contingent will be paid in the later year. If at any time the Executive has breached Section 5 of this Agreement, the Company may cease paying the benefits of this Section 4 (other than the Accrued Amounts) and recover from the Executive all such payments previously made except the first payment made, which the Executive acknowledges is sufficient consideration for the Release Agreement. The benefits under this Section 4 shall replace any other severance obligation owed the Executive under any other policy, plan or practice. 5. Restrictive Covenants. The Executive shall execute as of the Start Date the Company’s standard form of U.S. Employee Intellectual Property and Confidentiality Agreement substantially in the form attached to this Agreement as Exhibit D. In addition, the Executive covenants and agrees as follows:

12 (a) Non-Solicit and Non-Compete. The Executive has obtained and is likely to obtain in the course of the Executive’s employment Confidential Information related to the Company’s business. To safeguard same and the goodwill of the Company, the Executive hereby agrees that during the Executive’s employment with the Company and for a period of twelve (12) months from the date of termination of the Executive’s employment for any reason, the Executive shall not either Directly or Indirectly without the prior written consent of the Company either on the Executive’s own behalf or in conjunction with or on behalf of any person, firm or company: (i) solicit or entice or, endeavor to solicit or entice away from the Company, or employ, or engage any Person who is or was a senior employee or director of the Company at any time during the twelve-month period immediately preceding the date on which the Executive’s employment with the Company terminated and with whom during the course of business the Executive had regular personal dealings during such period; (ii) canvass, solicit or approach, or cause to be canvassed, solicited or approached, for orders any Person who at any time during the six (6) months immediately preceding the date of termination of the Executive’s employment for any reason: is or was in negotiation for the supply of goods or services to the Company; a client or customer of the Company; or in the habit of dealing with the Company, where the orders relate to goods and/or services which are competitive with or of the type supplied by the Company and with whom the Executive dealt or had contact with that Person acting in the course of the Executive’s duties during the twelve months immediately preceding the date of termination of the Executive’s employment with the Company; or (iii) within the Restricted Area, work for or be engaged by, or concerned or interested in (except as the holder or beneficial owner for investment purposes of not more than 5% in nominal value of any class of securities listed or dealt with on any recognized stock exchange or automated quotation system), any business which in any way competes with the business of the Company. The period for which this particular restriction shall apply shall be reduced by one working day for every working day during which, at the Company’s discretion, the Executive is excluded from the Company’s premises and/or has ceased performing or exercising some of the duties, powers, authorities, and discretions dedicated to the Executive (i.e., placed on garden leave). In addition to the foregoing, and not as a limitation, employment by or rendering services to any of the following entities, or their Affiliates, will be deemed to be competitive: Datwyler Holding AG, Aptar-Stelmi Group, Gerresheimer, Schott, Becton Dickinson, Stevenato Group (Ompi), Ypsomed, Sensile Medical, SHL, Nemera, Enable Injections, Sonceboz and Eitan Medical (parent company of Sorrel Medical). This list is not exhaustive and the Company’s failure to include an entity herein does not preclude the Company from deeming such entity as competitive in the future.

13 Nothing contained in this Agreement shall act to prevent the Executive from using generic skills learned while employed by the Company in any business or activity which is not in competition with the Company. (b) Definitions. For the purposes of this Agreement, the following terms shall have the following meanings: (i) “Confidential Information” means any proprietary information, whether or not protectable as a trade secret, which provides an advantage to a competitor or which a party wishes to designate as confidential for a valid business reason or, without prejudice to the generality of the foregoing, which concerns the business, finance or organization of the Company, its owners, officers, directors, employees or any associated entity, their suppliers or customers, which shall have come to the Executive’s knowledge during the course of the Executive’s employment with the Company. By way of illustration only and not limitation, information will prima facie be confidential if it relates to the Company and any of its associated entities’ trade secrets, research and developments, information relating to Intellectual Property, software (object or source codes), suppliers and their production and delivery capabilities, customers and details of their particular business and requirements, costings, profit margins, discounts, rebates and other financial information, marketing and selling strategies and tactics, current activities and current and future plans relating to all or any of development or sales including the timing of all or any such matters, the development of new products, or technical design or specifications of the products of the Company or any associated entity. (ii) “Directly or Indirectly” means whether alone, jointly or as principal or agent, whether in conjunction with or on behalf of any other Person as employee, consultant, director (including a shadow director), partner, shareholder or otherwise. (iii) “Intellectual Property” means all intellectual and industrial property rights including (without limitation and without prejudice to the generality of the expression) all patents, registered trademarks and designs, copyright (present and future), applications for any of the foregoing, trade and business names, trade secrets, algorithms, formulas, domain names, computer software, source and object codes, unregistered trademarks, goodwill in relation to the foregoing, database rights, sui generis rights, rights in designs (whether registrable or not), ideas, inventions, discoveries, concepts, improvements to existing technology, processes, models and literary, dramatic, musical and artistic works, know how, mask works, topographies, topography rights, (in each case to the fullest extent thereof and for the full period therefor and all related applications (and rights to apply for), extensions and renewals thereof and whether registered or not) and rights of the same or similar effect or nature in any part of the world existing now or in the future created. (iv) “Intellectual Property Rights” means, in respect of Intellectual Property, the following rights for the full period such rights subsist and all extensions and renewals of such rights in any part of the world: (A) copyright; (B) design rights (whether or not registered); (C)

14 all accrued goodwill in any trade or service name (whether or not registered), trading style or get-up; (D) any patents or patent applications; (E) any trade or service marks (whether or not registered) including applications for such marks; (F) all other industrial or intellectual property rights; (G) rights under any license or other agreement granted by or to any other person, firm or company in respect of the use of any of the rights listed above; (H) any database rights; or (I) any rights in processes. (v) “Person” means any individual person, firm, company, partnership, unincorporated association, joint venture or other entity. (vi) “Restricted Area” means any area in the world in which the Executive was on the date of termination of the Executive’s employment with the Company actively engaged on behalf of the Company and in respect of which it would be reasonable having regard to such activity for the protection of the business interests of the Company to impose on the Executive the restrictions in relation thereto herein contained. The obligations contained in this Section 5 are in addition to any confidentiality obligations, trade secret requirements or similar obligations under applicable law or agreement, and this means that the Executive may be foreclosed from rendering service for another Person if disclosure is inevitable or it impossible for the Executive to render services without utilizing the Company’s trade secrets. (c) Acknowledgments. The Executive acknowledges that: (i) the covenants of this Section 5 are supported by sufficient consideration, including new employment with the Company, access to the Company’s Legitimate Business Interests (defined below), and the equity awards, relocation reimbursement, indemnity and other benefits provided under Section 3; (ii) the Company has invested substantial resources into the development, protection and retention of its Confidential Information, employees, customers, goodwill and business (collectively, “Legitimate Business Interests”); (iii) the Legitimate Business Interests have significant intrinsic value and are not readily achieved or duplicated; (iv) the Executive will gain access to and familiarity with the Legitimate Business Interests; (iv) the Company operates and markets its business in countries all around the world, and the Executive will be directly responsible for that business in each of those countries and in every state of the United States; and (v) the covenants of this Section are therefore reasonable and necessary to protect the Legitimate Business Interests. (d) Subsequent Employment Protocol. The Executive agrees, for a period of twelve (12) months after employment with the Company ends, to inform the Company, prior to commencing new employment, of the name, address and telephone number of each subsequent employer with which the Executive accepts employment and also to provide the Company with a description of the Executive’s job duties and responsibilities with each subsequent employer. The Executive further agrees, for a period of twelve (12) months after employment with the Company ends, to make every reasonable effort to communicate the Executive’s obligations and

15 responsibilities under this Agreement to each and every subsequent employer, including providing each subsequent employer with a copy of this Agreement. (e) Remedies for Breach. In the event of the Executive’s actual or threatened breach of the provisions of this Agreement, the Company, in addition to all other rights, shall be entitled to a temporary and permanent injunction from a court restraining Executive from breaching this Agreement. (f) Extension of Time. The period of time during which the Executive is subject to the Agreement shall be extended for that amount of time during which the Executive is in breach of the Agreement. 6. Publicity; Non-disparagement. Neither party will issue, absent consent of the other party, any press release or make any public announcement with respect to this Agreement or the employment relationship between them (excluding for this purpose social media posts that repost or restate otherwise publicly available information), or the ending of such relationship. Following the date of this Agreement and regardless of any dispute that may arise in the future, the Executive agrees that the Executive will not disparage, criticize or make statements which are negative, detrimental or injurious to the Company to any individual or third party. Nothing herein shall prohibit providing testimony as required by law or exercising legal rights to communicate with any government agency. 7. Assignment. The Executive acknowledges that the services to be rendered are unique and personal. Accordingly, the Executive may not assign any of his rights or delegate any duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement will inure to the benefit of and be binding upon the successors and assigns of the Company. The Executive explicitly agrees this Agreement will be freely assignable by the Company in the event of a change in ownership interest by sale, stock transfer or otherwise. 8. Entire Agreement. This Agreement constitutes the sole and entire agreement between the parties relating to its subject matter and it supersedes and cancels all previous agreements or understandings between the parties, except that this Agreement will not be deemed to supersede or cancel any obligations of the Executive under any deferred compensation or equity award plan (including, for avoidance of doubt, the inducement equity awards set forth in Section 3(d) above) governing the Executive. In executing this Agreement, neither party has relied on any statements, promises or representations made by the other party except as specifically stated in this Agreement. 9. Severability. If any provision of this Agreement is held to be unenforceable, such provision will be distinct and severable from the other provisions of this Agreement and such unenforceability will not affect the validity and enforceability of the remaining provisions. If a court holds that the duration, scope, geographic range or any other restriction stated in any provision of this Agreement is unreasonable under circumstances then existing, the parties agree

16 that the maximum duration, scope, geographic range or other restriction that the court deems reasonable under such circumstances will be substituted and that the court will have the power to revise any of those restrictions to cover the maximum period, scope, geographic range and/or other restriction permitted by law. It is the intent of the parties that the court, in establishing any such substitute restriction, recognize that the parties’ desire is that the stated restrictions upon which the parties have agreed be honored to the maximum lawful extent. 10. Tax Consequences. All payments under this Agreement will be subject to the Company’s tax withholding obligations under applicable federal, state, local or foreign law. The Company makes no representations that the payments and benefits provided under this Agreement comply with any tax obligations and in no event shall the Company be liable for any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with any tax obligation. 11. Section 409A. (a) This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Code and any regulations and Treasury guidance promulgated thereunder (“Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that no payments due under this Agreement will be subject to an “additional tax” as defined in Section 409A. If the Company’s outside legal counsel advises the Company that any provision of this Agreement would cause the Executive to incur an additional tax, penalty or interest under Section 409A, the Company and the Executive will use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A or causing the imposition of such additional tax, penalty or interest under Section 409A. (b) For purposes of Section 409A, the right to a series of installment payments under this Agreement will be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the calendar year of any payment. (c) “Termination of employment,” “resignation,” or words of similar import, as used in this Agreement, mean, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A, the Executive’s “separation from service” as defined in Section 409A. (d) Any reimbursement or in-kind benefit is subject to all of the following conditions: (i) any amount provided in one taxable year has no effect on the amount eligible to be provided in another taxable year, unless permitted under Section 409A; (ii) any reimbursement will be made no later than the end of the year after the year in which the expense is incurred; and (iii) the right to any amount cannot be liquidated or exchanged for another benefit.

17 (e) If a payment obligation under this Agreement arises on account of the Executive’s separation from service while the Executive is a “specified employee” (as defined under Section 409A and determined in good faith by the Company), any payment of “deferred compensation” (as defined under Section 409A) that is scheduled to be paid within six (6) months after such separation from service will accrue without interest and will be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of the Executive’s estate following his death. 12. Choice of Law; Forum Selection. (a) The parties agree that any suit, action, or other legal proceeding arising out of or relating to this Agreement will be brought exclusively in a court of competent jurisdiction located within the Commonwealth of Pennsylvania and will not be commenced or maintained in any other court. The parties agree and consent to Pennsylvania as the exclusive jurisdiction and venue of any such suit, action or proceeding. The Executive agrees to update the Executive’s address with the Company as soon as possible after a change in address occurs and acknowledges that it is the Executive’s responsibility to ensure that the Company has the Executive’s correct address on file. (b) The parties agree that Pennsylvania law will apply to any suit, action, or other legal proceeding arising out of or relating to this Agreement. The parties agree and understand that Pennsylvania has a substantial relationship to both parties, the employment relationship and this Agreement. The parties agree and understand that this Agreement will be governed and construed in accordance with the laws of Pennsylvania. 13. Miscellaneous. (a) The waiver by the Company of any provision of this Agreement, or the waiver by the Company of a breach of any provision of this Agreement by the Executive, will not operate or be construed as a further or continuing waiver of any subsequent breach by the Executive. (b) Those sections of this Agreement necessary to carry out the intentions of the parties of this Agreement, including Sections 4, 5, 6, 7, 11, 12, and 13, as well as the Executive’s rights to indemnification, shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Agreement. This Agreement is binding on the Company’s successors and assigns. (c) Captions and section headings are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement. (d) The language of all parts of this Agreement will in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.

18 (e) The Executive and the Company represent and agree that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement and is knowingly and voluntarily entering into this Agreement. Both parties represent and agree that they have had the opportunity to review any and all aspects of this Agreement with the legal advisor or advisors of their choice before executing this Agreement, and, by virtue of this Section, both parties have been fully advised to do so. (f) The parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. [Remainder of Page Intentionally Blank; Signature Page to Follow]

19 IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered under seal, by its authorized officers or individually, on the Effective Date. WEST PHARMACEUTICAL SERVICES, INC. By: /s/ Annette F. Favorite Annette F. Favorite SVP and Chief Human Resources Officer EXECUTIVE /s/ Michel Lagarde Michel Lagarde

20 Exhibit A List of Permitted Board Service Vertex Pharmaceuticals

21 Exhibit B Forms of Matching Inducement Award Agreements [Attach forms of award agreements]

1 Exhibit C Release Agreement [Attach form of release agreement]

1 Exhibit D U.S. Employee Intellectual Property and Confidentiality Agreement [attach form of U.S. Employee Intellectual Property and Confidentiality Agreement]